EXHIBIT 3(i).2

                            GLOBAL MARINE INC.

                         CERTIFICATE OF AMENDMENT

                                  of the

                   RESTATED CERTIFICATE OF INCORPORATION



GLOBAL MARINE INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certificates:


FIRST: The first paragraph of Article FOURTH of the corporation's Restated Certificate of Incorporation is hereby amended to read as follows:

          "FOURTH: The corporation is authorized to issue one class of shares of stock to be designated "Common Stock." The total number of shares of Common Stock which the corporation is authorized to issue is Two
          Hundred Million shares (200,000,000), $.10 par value per share."


SECOND:  The foregoing amendment to the corporation's Restated
Certificate of Incorporation has been adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


THIRD: The capital of the corporation will not be reduced by this amendment.


IN WITNESS WHEREOF, the corporation has caused this certificate of amendment to be signed by John G. Ryan, a Senior Vice President, and such signature to be attested by Kimberly Hugentobler, an Assistant Secretary, this 10th day of May, 1990.





                                   /s/ John G. Ryan
                                   Senior Vice President

[SEAL]


Attest:


/s/ Kimberley Hugentobler
Assistant Secretary